Exhibit 99.1

Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 — 510-236-8951(Fax)

SANGAMO BIOSCIENCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

Richmond, Calif., September 18, 2013 – Sangamo BioSciences, Inc. (Nasdaq: SGMO) announced today the sale of 6,100,000 shares of its common stock in an underwritten public offering at a price to the public of $10.58 per share, the closing price of the stock on the previous day. The gross proceeds to Sangamo from the public offering are expected to be approximately $65 million, before deducting underwriting discounts and commissions and other estimated offering expenses. In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 915,000 shares of common stock on the same terms and conditions, to cover over-allotments, if any. The offering is expected to close on or about September 23, 2013, subject to customary closing conditions.

Sangamo anticipates using the net proceeds from this offering for general corporate purposes, including support for its continuing research and development of its ZFP Therapeutic product candidates and research programs, commercialization activities, clinical trials, business development activities and, if opportunities arise, acquisitions of businesses, products, technologies or licenses that are complementary to its business.

Lazard Capital Markets LLC, JMP Securities LLC and Piper Jaffray & Co. are acting as joint book-running managers and Cowen and Company, LLC is acting as co-lead manager for the offering.

A shelf registration statement on Form S-3 relating to the public offering of shares of common stock described above was filed with the Securities and Exchange Commission (SEC) and declared effective by the SEC on April 12, 2012. A preliminary prospectus supplement relating to the offering has been filed with the SEC and a final prospectus supplement relating to the offering will be filed with the SEC, which will be available along with the accompanying prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus may also be obtained from: Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020, or via telephone at 800-542-0970; or JMP Securities LLC, Attention: Prospectus Department, 600 Montgomery Street, 10th Floor, San Francisco, CA 94111, or via telephone at 415-835-8985; or Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or via telephone at 800-747-3924.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Sangamo

Sangamo BioSciences, Inc. is focused on research and development of novel DNA-binding proteins for therapeutic gene regulation and genome editing. The Company has ongoing Phase 2 and Phase 1/2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS. Sangamo’s other therapeutic programs are focused on monogenic diseases, including hemophilia and hemoglobinopathies such as sickle cell anemia and beta-thalassemia, and a program in Huntington’s disease. Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). Engineering of ZFPs that recognize a specific DNA sequence enables the creation of sequence-specific ZFP Nucleases (ZFNs) for gene modification and ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo has entered into a strategic collaboration with Shire AG to develop therapeutics for hemophilia, Huntington’s disease and other monogenic diseases, and it has also established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company’s website at www.sangamo.com

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release may contain forward-looking statements based on Sangamo’s current expectations. These forward-looking statements include, without limitation, the proposed public offering of shares of common stock and the anticipated closing date of the offering. Actual results may differ materially from these forward-looking statements due to a number of factors, including risks and uncertainties related to whether or not Sangamo will be able to raise capital through the sale of shares of common stock, the final terms of the proposed offering, market and other conditions for the offering, and the satisfaction of customary closing conditions related to the proposed public offering. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Additional risks and uncertainties relating to Sangamo and its business can be found under the heading “Risk Factors” in Sangamo’s Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and in the preliminary prospectus supplement related to the proposed offering to be filed with the SEC on or about the date hereof. Sangamo BioSciences, Inc. assumes no obligation to update the forward-looking information contained in this press release.

Contact

Sangamo BioSciences, Inc.

Elizabeth Wolffe, Ph.D.

510-970-6000, x271

ewolffe@sangamo.com